Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 21, 2025	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- (BUSINESS WIRE) -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended November 1, 2025 was $48.7 million, or $0.97 per share ($0.96 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended November 1, 2025 increased 9.3 percent to $320.8 million from net sales of $293.6 million for the prior year 13-week fiscal quarter ended November 2, 2024. Comparable store net sales for the 13-week fiscal quarter ended November 1, 2025 increased 8.3 percent from comparable store net sales for the prior year 13-week period ended November 2, 2024. Online sales increased 13.6 percent to $53.0 million for the 13-week fiscal quarter ended November 1, 2025, compared to net sales of $46.6 million for the 13-week fiscal quarter ended November 2, 2024.

Net sales for the 39-week fiscal period ended November 1, 2025 increased 7.2 percent to $898.7 million from net sales of $838.5 million for the prior year 39-week fiscal period ended November 2, 2024. Comparable store net sales for the 39-week period ended November 1, 2025 increased 6.3 percent from comparable store net sales for the prior year 39-week period ended November 2, 2024. Online sales increased 11.6 percent to $142.9 million for the 39-week period ended November 1, 2025, compared to net sales of $128.0 million for the 39-week period ended November 2, 2024.

Net income for the third quarter of fiscal 2025 was $48.7 million, or $0.97 per share ($0.96 per share on a diluted basis), compared with net income of $44.2 million, or $0.89 per share ($0.88 per share on a diluted basis) for the third quarter of fiscal 2024.

Net income for the 39-week fiscal period ended November 1, 2025 was $128.9 million, or $2.57 per share ($2.55 per share on a diluted basis), compared with net income of $118.3 million, or $2.37 per share ($2.35 per share on a diluted basis) for the 39-week period ended November 2, 2024.

Management will hold a live audio webcast at 10:00 a.m. EST today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_7AMcqxQxTjSHYhvFlyH1ag. A replay of the event can be accessed through Buckle’s investor relations website within twenty-four hours after the conclusion of the live event (https://corporate.buckle.com/investors/earnings-webcasts).

About Buckle

Buckle is a specialty retailer focused on delivering exceptional service and style through unforgettable experiences. Offering a curated mix of high-quality, on-trend apparel, accessories, and footwear, Buckle is for those living the styled life. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 444 retail stores in 42 states. As of the end of the fiscal quarter, it operated 442 stores in 42 states compared with 445 stores in 42 states at the end of the third quarter of fiscal 2024.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024

SALES, Net of returns and allowances	$320,837	$293,618	$898,695	$838,490

COST OF SALES (Including buying, distribution, and occupancy costs)	166,931	153,547	472,804	445,188

Gross profit	153,906	140,071	425,891	393,302

OPERATING EXPENSES:
Selling	77,538	71,986	218,637	206,454
General and administrative	15,454	13,602	46,453	41,709
	92,992	85,588	265,090	248,163

INCOME FROM OPERATIONS	60,914	54,483	160,801	145,139

OTHER INCOME, Net	3,589	4,023	9,926	11,510

INCOME BEFORE INCOME TAXES	64,503	58,506	170,727	156,649

INCOME TAX EXPENSE	15,803	14,334	41,828	38,379

NET INCOME	$48,700	$44,172	$128,899	$118,270

EARNINGS PER SHARE:
Basic	$0.97	$0.89	$2.57	$2.37

Diluted	$0.96	$0.88	$2.55	$2.35

Basic weighted average shares	50,199	49,854	50,199	49,854
Diluted weighted average shares	50,712	50,297	50,627	50,230

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	November 1, 2025	February 1, 2025 (1)	November 2, 2024

CURRENT ASSETS:
Cash and cash equivalents	$316,152	$266,929	$301,958
Short-term investments	23,993	23,801	23,482
Receivables	8,222	6,758	7,901
Inventory	165,779	120,789	149,351
Prepaid expenses and other assets	24,977	20,932	22,236
Total current assets	539,123	439,209	504,928

PROPERTY AND EQUIPMENT	533,694	510,088	508,273
Less accumulated depreciation and amortization	(371,375)	(364,336)	(365,241)
	162,319	145,752	143,032

OPERATING LEASE RIGHT-OF-USE ASSETS	332,654	289,793	287,687
LONG-TERM INVESTMENTS	31,157	28,116	27,261
OTHER ASSETS	13,116	10,303	13,362

Total assets	$1,078,369	$913,173	$976,270

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$81,401	$45,982	$67,701
Accrued employee compensation	35,126	46,717	27,095
Accrued store operating expenses	27,397	19,266	25,921
Gift certificates redeemable	12,967	17,007	12,571
Current portion of operating lease liabilities	82,867	78,942	76,963
Income taxes payable	4,691	6,018	2,519
Total current liabilities	244,449	213,932	212,770

DEFERRED COMPENSATION	31,157	28,116	27,261
NON-CURRENT OPERATING LEASE LIABILITIES	292,033	247,321	247,850
Total liabilities	567,639	489,369	487,881

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 51,156,626 shares at November 1, 2025, 50,773,556 shares at February 1, 2025, and 50,773,796 shares at November 2, 2024	512	508	508
Additional paid-in capital	217,554	205,817	202,895
Retained earnings	292,664	217,479	284,986
Total stockholders’ equity	510,730	423,804	488,389

Total liabilities and stockholders’ equity	$1,078,369	$913,173	$976,270

(1) Derived from audited financial statements.